Addendum    You will be a participant in the 2018 PAIP program. Under the provisions of our plan, you will have a “first year” target opportunity of 50% of your base salary based on the Bank’s performance in 2018. In 2019, 10% of your target opportunity will be based on meeting quarterly production goals. The 2018 PAIP will be paid out in February 2019 and you will be given credit for six months of service for this payment.  You will also be eligible to participate in the Bank’s Long Term Incentive Plan (LTIP) effective the date of your hire. This plan will allow you an additional target opportunity of 30% of your base salary. Each performance period in the LTIP is three years. Due to your hire date, the first performance period you will be eligible for will run from 1/1/18- 12/31/20. Participants who are hired by Columbia Bank between January 1st and June 30th of a Plan Year will receive a pro rata incentive award based on their length of employment during the Performance Period. Since you are starting after June 30th, we have decided to allow you to get the benefit of the full year and your payment will not be prorated. The first payout will occur after the plan year ending 2020, at which time you will be eligible for 2/3 of that award payment with the final 1/3 being paid out at the end of 2021. The result is a rolling series of annual awards, with two thirds of the payout for a performance period paid out at the end of year three of the performance period and one third of the payout paid at the end of year four. We expect the LTIP will be converted to an equity award at the time the Management Recognition Awards are approved in May 2019. (See LTIP Summary Plan Description Booklet for further information)  You will also be eligible for the Management Recognition Equity Awards when the plan is approved by our shareholders in May 2019. These awards are in addition to the awards made under our Long Term Incentive program.  As an employee of the Bank, you will also be eligible to participate in the Bank’s Employee Stock Ownership Plan (ESOP) after 6 months of service. (See highlights of the ESOP Summary Plan Description for further information)  As a member of the Executive Management team, our internal policy requires you to own three times your base salary in CLBK stock. This requirement must be achieved within five years of your employment. All sources of CLBK stock are included in meeting this requirement including the Management Recognition Awards and the ESOP allocations.  You will also receive a company owned car with an approximate value of $45,000. You will be able to choose your car based on this allowance.  You may start contributing to the Bank’s 401(k) plan on the first day of the month following your date of hire. The Bank’s matching contributions (100% of your first 3%) will commence on the first day of the month following six months of service. The vesting in this plan is graded, with full vesting upon completion of five years of service.

 Upon hire you will also be a participant in the Bank’s Defined Benefit Pension Plan. The vesting under this plan is five years of service and each participant must work a minimum of 1,000 hours to receive annual vesting credit. Your benefit depends upon the number of years of service you work and your final high five year average salary when the benefit is calculated. In particular, your benefit is calculated by multiplying 1.8% X Your Final Average Salary X Your Years of Service. Based on various actuarial results, the annual value of this benefit is estimated to be approximately 15% of your base salary. (See Highlights of the Columbia Bank Retirement Plan for further information)